Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File Nos. 333–08837, 333–33231, 333–36071, 333–57488, 333–90104, 333–116341, 33–84116, 33–84118, 33–84120, 33–84122 and 33–84124), S-3 (File Nos. 333-77399, 333–90102, 333–58110, 333–116342 and 33–70618) and S-3/A (Nos. 333–58110 and 333-116342) of our reports dated March 2, 2005, relating to the consolidated financial statements and financial statement schedule of Gateway Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Gateway Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Costa Mesa, California

March 2, 2005